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                              EXHIBIT NUMBER 4(a)4

CONTRACT FOR PLACING AND SUBSCRIPTION OF 2,340 MILLION SHARES OF WING ON

THIS AGREEMENT is dated 30th November, 2004 and made

BETWEEN:

4. CHINA ENTERPRISES LIMITED, a company incorporated in Bermuda and whose principal place of business in Hong Kong is situated at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong (the "Vendor");

5. WING ON TRAVEL (HOLDINGS) LIMITED, a company incorporated in Bermuda and whose principal place of business in Hong Kong is situated at 7th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong (the "COMPANY");

6. DEUTSCHE BANK AG, HONG KONG BRANCH, whose principal place of business in Hong Kong is at 55th Floor, Cheung Kong Center, 2 Queen's Road Central, Hong Kong (the "Placing Agent").

WHEREAS:

(A) the Vendor has agreed to appoint the Placing Agent as placing agent for the purpose of procuring, as agent of the Vendor, purchasers for the Placing Shares (as defined below) on the terms and subject to the conditions set out in this Agreement;

(B) the Vendor (together with persons acting in concert with it and its associates) is the beneficial owner of 8,650 million Shares and the Vendor has agreed to sell 2,340 million Shares on the terms and subject to the conditions set out in this Agreement; and

(C) the Company has agreed to issue, and the Vendor has agreed to subscribe for, the Subscription Shares subject to and on the terms set out in this Agreement.

THE PARTIES AGREE THAT:

1.    INTERPRETATION

1.1   DEFINITIONS: In this Agreement (including the Introduction):

      "Associates"              the meaning given to that term in the Listing
                                Rules;

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      "Audited Accounts Date"    31st December, 2003;

      "Business Day"             any day (excluding a Saturday) on which banks
                                 generally are open for business in Hong Kong;

      "CCASS" the Central Clearing and Settlement System operated by Hong Kong Securities Clearing Company Limited;

      "Companies Ordinance"      the Companies Ordinance (Cap. 32 of the Laws of
                                 Hong Kong);

      "Completion"               completion of the Placing in accordance with
                                 Clause 4;

      "Conversion Price"         initially HK$0.02 per Conversion Share (subject
                                 to adjustments);

      "Conversion Shares"        the Shares which fall to be issued upon the
                                 exercise of conversion rights attached to the Convertible Note;

      "Convertible Note"         HK$260 million convertible note issued by the
                                 Company on 14th June, 2004 of which a principal amount of HK$55,000,000 is outstanding as at the date of this Agreement, and convertible into Conversion Shares at the Conversion Price;

    "Group" the Company and its Subsidiaries and the expression "member of the Group" shall be construed accordingly;

      "HK$"                      Hong Kong currency;

      "Hong Kong"                the Hong Kong Special Administrative Region of
                                 the People's Republic of China;

      "Interim Accounts Date"    30th June, 2004;

      "Independent Shareholders" the shareholders  of  the Company other than the Vendor and its associates;

      "Listing Rules"            the Rules Governing the Listing of Securities
                                 on The Stock Exchange of Hong Kong Limited;

      "Other Placing Agreement"  the meaning ascribed thereto in Clause 2.7;

      "Placee" any institutional investor procured by the Placing Agent to purchase any of the Placing Shares pursuant to the Placing Agent's obligations hereunder;

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      "Placing"                 the offer by way of a private placing of the
                                Placing Shares procured by the Placing Agent to select investors on the terms and subject to the conditions set out in this Agreement;

      "Placing Announcement"    the press announcement in the agreed form
                                proposed to be issued by the Company in
                                substantially such form immediately following the execution of this Agreement;

      "Placing Completion Date" 3rd December, 2004 or such other date as the
                                Vendor and the Placing Agent shall agree;

      "Placing Period"          the period commencing upon the execution of this
                                Agreement and terminating at 5:00 p.m. on the Business Day prior to the Placing Completion
                                Date, unless terminated earlier pursuant to the terms of this Agreement;

      "Placing Price"           the price of HK$0.028 per Placing Share;

      "Placing Shares"          2,340 million Shares;

      "Proceedings"             any legal action or proceedings in connection
                                with this Agreement;

      "Regulation D"            Regulation D under the US Securities Act;

      "Regulation S"            Regulation S under the US Securities Act;

      "Rule 144A"               Rule 144A under the US Securities Act;

      "Shares" fully paid ordinary shares of HK$0.01 in the capital of the Company;

      "SFC"                     the Securities and Futures Commission of Hong
                                Kong;

      "Stock Exchange"          The Stock Exchange of Hong Kong Limited;

      "Subscription"            the subscription by the Vendor for the
                                Subscription Shares on the terms and subject to the conditions set out in this Agreement;

      "Subscription Completion  the Business Day after the date upon which the
      Date" last of the conditions set out in Clause 6.2 shall have been satisfied or such later time and/or date as the Company and the Vendor may agree in writing;

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      "Subscription Completion" the meaning given to that term in Clause 6.5;

      "Subscription Price"      HK$0.028 per Subscription Share;

      "Subscription Shares"     2,340 million new Shares;

      "Subsidiary"              has the same meaning as in Section 2 of the
                                Companies Ordinance;

      "Takeovers Code"          Hong Kong Code on Takeovers and Mergers;

      "Transfer Documents"      has the meaning given to it in Clause 4.1;

      "United States"           has the meaning given in Regulation S;

      "US Exchange Act"         the United States Securities Exchange Act of
                                1934, as amended; and

      "US Securities Act"       the United States Securities Act of 1933, as
                                amended.

1.2 Agreed Form: Any reference to a document being "in the agreed form" means in the form of a document or and the draft thereof signed for identification on behalf of the Vendor and the Placing Agent with (in the case of a draft) such alterations (if any) as may be agreed between the Vendor and the Placing Agent.

1.3 Reference: References in this Agreement to persons include references to bodies corporate and references to the singular include references to the plural and vice versa. References to "Clauses" are references to the clauses of this Agreement.

1.4 Headings: Headings are inserted for convenience only and shall not affect the interpretation of this Agreement.

2.    APPOINTMENT OF PLACING AGENT

2.7 Appointment: The Vendor hereby agrees to appoint the Placing Agent and the Placing Agent, relying on the representations, warranties and undertakings herein contained, agrees to act as the placing agent for the Vendor in connection with the Placing on the terms provided for in this Agreement.

2.8 Placing Agent's powers: The Vendor hereby confirms that this appointment confers on the Placing Agent, in accordance with the provisions hereof, all powers, authorities and discretion on behalf of the Vendor which are necessary for, or reasonably incidental to, the Placing (including, without limiting the foregoing and if necessary, the completion of the relevant contract notes on behalf of the Vendor and the submission of such contract notes and other documents for stamping and registration) and hereby agrees to ratify and confirm everything which the Placing Agent may lawfully, reasonably and properly do in the exercise of such powers, authorities and discretion in accordance with this Agreement.

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2.9   Sub-placing agents: The Placing Agent may in turn appoint other sub-placing agents to procure purchasers for the Placing Shares. The Placing Agent confirms and undertakes that it shall require any sub-placing agent or other person through whom it may affect the Placing or offer any Placing Shares to observe the provisions of this Agreement. Any transaction legally, properly and reasonably carried out by the Placing Agent (and any sub-placing agent) shall constitute a transaction carried out at the request of the Vendor and as its agent and not in respect of the Placing Agent's own account.

2.10  Information: The Vendor and the Company shall:

      (a) provide to the Placing Agent, at its reasonable request, with all such information known to it or which on reasonable enquiry ought to be known to it and relating to the Group as may be reasonably required by the Placing Agent in connection with the Placing for the purposes of complying with all requirements of applicable law or of the Stock Exchange or of the SFC; and

      (b) promptly provide to the Placing Agent particulars of every significant new factor known to it which is in their reasonable opinion capable of materially affecting assessment of the Placing Shares in the context of the Placing which arises between the date hereof and 12:00 noon on the Placing Completion Date.

2.11 Free from encumbrances: The Vendor shall sell the Placing Shares to be sold pursuant to the Placing free from all liens, charges and encumbrances and together with a rights attaching to them, including the right to receive all dividends declared, made or paid after the date hereof.

2.12 Further assurances: The Vendor undertakes with the Placing Agent that it shall do all such other acts and things as may be reasonably required to be done by it to carry into effect the Placing in accordance with the terms of this Agreement.

2.7 The Other Placing Agreement : The parties hereto hereby acknowledge that on even date, the parties hereto have entered into an agreement for the placing by the Placing Agent on a fully underwritten basis up to 3,660 million existing Shares and the subscription by the Vendor of such number of new Shares as is equal to the number of Shares placed under that agreement (the "Other Placing Agreement"). The parties hereto hereby agree that all Shares placed by the Placing Agent on behalf of the Vendor shall be deemed to be Shares placed under the Other Placing Agreement (up to maximum number of the placing shares as defined in the Other Placing Agreement) and thereafter, under this Agreement. Similarly, any allotment and issue of new Shares by the Company to the Vendor shall first be made to satisfy obligations of the Company to issue the Subscription Shares as defined in the Other Placing Agreement.

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3.    PLACING AGENT'S UNDERTAKINGS

3.1 Placing: The Placing Agent undertakes on or before the end of the Placing Period to procure purchasers for, or failing which to purchase itself, all of the Placing Shares at the Placing Price (together with such Hong Kong stamp duty and Stock Exchange transaction levy as may be payable by buyers).

3.2 Placees: The Placing Shares shall be offered by the Placing Agent to the Placees in board lots of the Shares. The choice of Placees for the Placing Shares shall be determined solely by the Placing Agent, subject to the requirements of the Listing Rules (in particular, the Placing Agent shall use all reasonable endeavours to ensure that Placees shall be parties independent of the Vendor and the Company and the connected persons (as defined in the Listing Rules) of the Company and shall not be parties acting in concert with the Vendor for the purposes of the Vendor for the purposes of the Takeovers Code). If there should be less than six Placees, the Placing Agent shall procure that all necessary consents are obtained from the Placees for the publication of their identities as required by paragraph 13.28 of the Listing Rules, and shall use its best endeavours to ensure that such information is available for incorporation in the Placing Announcement so that no separate or further announcement is required to be made by the Company in respect thereof. Notwithstanding the above, at any time the Placing Agent may elect that some or all of the Placing Shares are purchased by it as principal from the Vendor at the Placing Price and, in that event, the Placing Shares may subsequently be sold by the Placing Agent as principal to purchasers at any price(s) as the Placing Agent in its discretion may determine, without being under any obligation to notify the Vendor of such election or of the number of Placing Shares so purchased as principal, or of the price(s) at which those Shares are sold to purchasers provided that any stamp duty payable in respect of such sale by the Placing Agent as principal shall be borne by the Placing Agent.

3.3 Placee details and Transfer Documents: Without prejudice to the Placing Agent's rights under Clause 8.1, to the extent any transfer of Placing Shares will not be settled by book-entry settlement through CCASS, by no later than 6:00 p.m. on the Business Day prior to the Placing Completion Date, the Placing Agent shall deliver to the Vendor a schedule showing details of the Placees including their names, the number of Placing Shares purchased by each Placee, country of incorporation (if a corporation), addresses (or registered address if a corporation), and as soon as practicable thereafter and in any event not later than 12:00 noon on the fourth Business Day thereafter deliver to the Stock Exchange and the SFC such substantially completed details of the Placees in the form from time to time prescribed by them.

3.4 Oral contracts: Without limitation to Clause 3.5, the Placing Agent undertakes that the Placing shall be affected by telephone conversations leading to concluded contracts which shall then be confirmed by letter of confirmation.

3.5 Compliance with laws: The Placing Agent confirms and undertakes to the Vendor and the Company that:

      (f) it will not, directly or indirectly, engage in price stabilisation in relation to the Placing;

      (g) it will not, directly or indirectly, offer, sell or deliver any Placing Shares or distribute or publish any documents (including, without limitation, any prospectus, form of application, offering

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            circular, advertisement or other offering material or any report or other document calculated to invite or lead to offers or agreements being made to purchase Placing Shares) in any country or jurisdiction except such as, and under circumstances that, will not result in or constitute a material breach by it of any applicable laws and regulations provided that this will not apply where the breach arises, directly or indirectly, by reason of (i) a breach by the Vendor or by the Company of a representation, warranty or undertaking in Clause 7.1 or (ii) any public written information or statements or omissions of the Vendor or the Company;

      (h) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Placing Shares other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or as agent, or otherwise in circumstances which do not constitute an offer to the public within the meaning of such term as used in the Companies Ordinance (Cap. 32 of the laws of Hong Kong);

      (i) (i) it has not offered or sold and, prior to the expiry of the period of six months from the Placing Completion Date, will not offer or sell any Placing Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) relating to the Placing Shares in circumstances in which section 21(1) of the FSMA does not apply; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done or to be done by it in relation to the Placing Shares in, from or otherwise involving the United Kingdom;

      (j) (i) it acknowledges that the Placing Shares have not been and will not be registered under the US Securities Act, and have not been and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the US Securities Act; it has not offered or sold, and will not offer or sell, any Placing Shares outside the United States except in offshore transactions (as defined in Regulation S) in accordance with Rule 903 of Regulation S or, within the United States to a limited number of investors who sign a placing letter; accordingly, neither it, its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (as such term is defined in Regulation S) with respect to the Placing Shares or any Shares; and neither it nor any person acting on its behalf has made or will make offers or sales of the Placing Shares in the United States by any form of general solicitation or general advertising (within the meaning of Regulation D under the US Securities Act) in the United States; and (ii) it will offer or sell the Placing Shares (A) as part of their distribution at any time, or
            (B) otherwise until 40 days after the later of the commencement of the offering of the Placing Shares and the Placing Completion Date, only in accordance with Rule 903 of Regulation S under the US Securities Act or to a limited number of investors who sign a placing letter in connection with this Placing and, at or prior to the

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            confirmation of a sale of the Placing Shares, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Placing Shares from it or through it during the restricted period (other than to investors who sign a placing letter in connection with this Placing) a confirmation or other notice setting forth the restrictions on offers and sales of Placing Shares within the United States or to, or for the account or benefit, of U.S. persons.

3.6 No representations: The Placing Agent confirms and undertakes that it has not made and shall not make to any person to whom Placing Shares may be offered any representation or statement regarding the Company, the Group or the financial or business position or prospects of the Company or the Group which was not or is not, at the time of making the same, general public knowledge in the marketplace.

4.    COMPLETION

4.1 Vendor's obligations: By no later than 12:00 noon on the Business Day prior to the Placing Completion Date, the Vendor shall deliver to the Placing Agent to facilitate settlement on the Placing Completion Date, evidence satisfactory to the Placing Agent that the Vendor has given an irrevocable delivery instruction to effect a book-entry settlement of the Placing Shares through CCASS to credit to the CCASS stock account of the Placing Agent, which the Placing Agent shall have notified the Vendor on the date of this Agreement.

4.2 Placing Agent's obligations: Against compliance by the Vendor with its obligations under Clause 4.1 and subject to Clause 8, the Placing Agent (or its nominees or agents) shall, in respect of the Placing Shares on or before 4:00 p.m. on the Placing Completion Date make or procure the making of payments to the Vendor in cleared funds in Hong Kong dollars of the aggregate Placing Price of the Placing Shares (less the amounts referred to in Clause 5.1), the payment of which shall constitute a complete discharge of the obligations of the Placing Agent to place the Placing Shares hereunder and such payment shall be made for value on the Placing Completion Date to such bank account held with a bank in Hong Kong as may be notified by the Vendor to the Placing Agent no later than 12:00 noon one Business Day before Placing Completion Date.

5.    PAYMENT OF FEES COMMISSIONS AND EXPENSES

5.1 Placing Agent fees and expenses: In consideration of the services of the Placing Agent in relation to the Placing, the Vendor shall pay to the Placing Agent:

      (a) provided that completion of the Placing occurs in accordance with Clause 4, in Hong Kong dollars a placing fee of 3.6 per cent. of the amount equal to the Placing Price multiplied by the number of the Placing Shares;

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      (b)   Hong Kong seller's ad valorem stamp duty (if any) at the relevant rate on the amount equal to the Placing Price multiplied by the number of Placing Shares;

      (c) seller's Stock Exchange trading levy, SFC transaction levy and investor compensation levy, if any, and fixed stamp duty on the instrument of transfer as may be payable in respect of the sale and transfer of the Placing Shares to the Placees, which amounts the Placing Agent is hereby authorised to deduct from the payments to be made by it to the Vendor pursuant to Clause 4.2(a).

5.2 Placing not completed: If for any reason (other than any breach by the Placing Agent of its obligations hereunder) this Agreement is terminated or the Placing is not completed, the Vendor shall remain liable for the payment of all costs and expenses referred to in Clause 5.1(b) and (c) only to the extent already incurred.

5.3 Brokerage: The Vendor hereby acknowledges that, in addition to the commissions, costs, charges and expenses referred to in Clause 5.1, the Placing Agent shall be entitled to keep for its own account any brokerage that it may receive from the Placees.

5.4 No deductions: All payments to be made by the Vendor pursuant to this Clause 5 shall be made in full without any set-off, deduction or withholding whatsoever.

6.    SUBSCRIPTION

6.6 Subscription: subject to the fulfilment of the conditions set out in Clause 6.2, the Vendor agrees to subscribe as principal for the Subscription Shares and the Company agrees to issue the Subscription Shares at the Subscription Price on the Subscription Completion Date.

6.7   Conditions: Completion of the Subscription is conditional upon:

      (a) the Stock Exchange granting listing of and permission to deal in the Subscription Shares;

      (b) completion of the Placing having occurred pursuant to the terms of this Agreement; and

      (c) the approval by the Independent Shareholders of the allotment of the Subscription Shares to the Vendor.

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6.8   Fulfilment: The Company and the Vendor shall each use their respective reasonable endeavours to procure the fulfilment of the conditions set out in Clause 6.2 and in particular shall furnish such information, supply such documents, pay such fees, give such undertakings and do all such acts and things as may reasonably be required by each other, the SFC and/or the Stock Exchange in connection with the fulfilment of such conditions.

6.9 Non-Fulfilment: If the conditions set out in Clause 6.2 are not fulfilled on or prior to 31st January, 2005, or such later date as may be agreed in writing between the Company and the Vendor, the obligations of the Company and the Vendor under this Clause 6 shall terminate and neither of the parties shall have any claim against the others for costs, damages, compensation or otherwise in respect of the Subscription.

6.10 Completion: Subject to the fulfillment of the conditions set out in Clause 6.2, completion of the Subscription ("Subscription Completion") shall take place at the office of the Company at or before 4:00 p.m. on the Subscription Completion Date or such other time as the Company and the Vendor may agree (subject to compliance with the Listing Rules) all but not some only of the following business shall be transacted:

      (a)   the Company shall:

            (i) allot and issue to the Vendor or its nominee the Subscription Shares and shall promptly thereafter register the Vendor or its nominee as the holder of the Subscription Shares and shall cause to be delivered to the Vendor definitive certificates of title in respect of the Subscription Shares in the name of the Vendor or its nominee; and

            (ii) deliver to the Vendor certified copies of the resolutions of the board of directors of the Company allotting the Subscription Shares pursuant to Clause 6.5(a)(i); and

      (b) the Vendor shall make or procure the making of payment in Hong Kong dollars for value on the Subscription Completion Date to the Company of the aggregate Subscription Price of the Subscription Shares less the expenses properly incurred by it (if any) in connection with the Placing and the Subscription to the bank account nominated for the purpose by the Company (such nomination being made) not less than one Business Day prior to the Subscription Completion Date) or in such other manner as may be agreed between the parties, which shall constitute a complete discharge of the Vendor's obligations in respect thereof.

7.    WARRANTIES AND UNDERTAKINGS

7.8 Warranties: In consideration of the Placing Agent entering into this Agreement and agreeing to perform its obligations hereunder, each of the Vendor and the Company (except in respect of matters which relate only the Vendor on which the Company gives no warranty) hereby represents, warrants and undertakes to the Placing Agent as follows:

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      (a)   Million Good Limited, a wholly-owned subsidiary of the Vendor is the beneficial owner of the Placing Shares and the Vendor has the necessary power and authority and has obtained all necessary consents to enable it to sell or procure the sale of the Placing Shares hereunder and this Agreement constitutes valid and legally binding and enforceable obligations of the Vendor;

      (b) the Placing Shares are fully paid up, rank pari passu in all respects with the existing Shares in issue, include the right to receive all dividends and distributions which may be declared made or paid after the Placing Completion Date and are free and clear of all liens, encumbrances, equities or other third party rights;

      (c) all statements of fact contained in the Placing Announcement are true and accurate in all material respects and not misleading in any material respect in the context of the Placing and all statements of opinion, intention or expectation of the directors of the Company in relation to the Company or any of its Subsidiaries contained therein are truly and honestly held and have been made after due and careful consideration and there is no other fact or matter omitted therefrom the omission of which would make any statement therein misleading or which is otherwise material in the context of the Placing;

      (d) each member of the Group is duly incorporated and validly existing under the laws of the place of its incorporation with power to own its assets and to conduct its business in the manner presently conducted and there has been no petition filed, order made or effective resolution passed for the liquidation or winding up of any member of the Group which is material to the operations and results of the Group taken as a whole;

      (e) save as previously disclosed by the Company to the public in writing during the preceding twelve months, there is no litigation, arbitration or other legal proceedings in progress or pending against any member of the Group which if decided adversely to the relevant member of the Group would have or have had during the twelve months preceding the date hereof a material adverse effect on the financial position of the Group (taken as a whole) or the Company and which is material in the context of the Placing;

      (f) save as previously disclosed by the Company to the public in writing during the preceding twelve months, the Company is not in breach in any material respect in the context of the Placing, of any rules, regulations or requirements of the Stock Exchange or any applicable law, decree, judgment, legislation, order, regulation, statute, ordinance, treaty or other legislative measure;

      (g) no material outstanding indebtedness of any member of the Group has become payable or repayable by reason of any default of such member of the Group and no event has occurred which, with the lapse of time or the fulfilment of any condition or the giving of notice or the compliance with any formality, may result in such indebtedness becoming payable or repayable prior to its maturity date or in a demand being made for such indebtedness to be paid or repaid;

      (h) save as previously disclosed by the Company to the public in writing during the preceding twelve

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            months or otherwise than in the ordinary course of business, no member of the Group has entered into a material contract or commitment of an unusual or onerous nature which, in the context of the Placing, might be material for disclosure and each such company has carried on its business in the ordinary and usual course;

      (i) the audited consolidated accounts of the Group for the financial year ended on the Audited Accounts Date:

            (i) have been prepared on a recognised and consistent basis and in accordance with generally accepted accounting principles, standards and practice in Hong Kong;

            (ii) comply in all material respects with all applicable ordinances, statutes and regulations and show a true and fair view of the state of affairs of the Group and of its results for the period in question;

            (iii) are not affected by any unusual or non-recurring items and do not include transactions not normally undertaken by the relevant member of the Group (save as disclosed in the said accounts); and

            (iv) make adequate provision for all taxation whether in Hong Kong or any other part of the world in respect of all accounting periods ended on or before the respective date for which the relevant member of the Group was then or might at any time thereafter become or have been liable;

      (j) the interim accounts of the Group for the period ended on the Interim Accounts Date:

            (i) have been properly prepared and fairly present and reflect in accordance with generally accepted accounting principles, standards and practice in Hong Kong;

            (ii) comply on all material aspects with all applicable ordinances, statutes and regulations and reflect a true and correct view of the state of affairs of the Group and of its results for the period in question;

      (k)   since the Interim Accounts Date:

            (i) each member of the Group has carried on business in the ordinary and usual course in all material respects so as to maintain it as a going concern;

            (ii) each member of the Group has continued to pay its creditors in the ordinary course of business in all material respects;

            (iii) there has been no material adverse change in the condition, financial or otherwise, or the earnings, business affairs or business prospects (whether or not arising in the ordinary course of business) of any member of the Group and no event has occurred which in the reasonable opinion of the Vendor or the Company may give rise to a material adverse change in such position in the foreseeable future;

      (l) there is no order, decree or judgment of any court or governmental agency or regulatory body outstanding or anticipated against any member of the Group nor, to the best of the knowledge, information and belief of the Vendor, having made due and careful enquiries, is there any investigation or enquiry by any governmental agency or regulatory body outstanding or anticipated against any member of the Group which may have or has had a material adverse effect upon the condition, financial or otherwise or the earnings, business affairs or business prospects (whether or not arising in the ordinary course of business) of the Group or which is material in the context of the Placing;

      (m) save as publicly announced by the Company prior to the date hereof or pursuant to options granted or hereafter to be granted under the share option scheme of the Company, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any share or loan capital or any other security giving rise to a right over the capital of any member of the Group under any option or other agreement (including conversion rights and rights of pre-emption) and there are no encumbrances on the shares of any member of the Group or any arrangements or obligations to create any encumbrances; and

      (n) the execution and delivery of, and the performance by the Vendor and the Company of their respective obligations under this Agreement do not and will not, and this Agreement does not and will not:

            (i) result in a breach in any material respect of any provision of the articles of association of any member of the Group; or

            (ii) result in a breach in any material respect of, or constitute a default under, any instrument to which any member of the Group is a party or by which any member of the Group or any of their respective properties is bound; or

            (iii) result in a breach in any material respect of any laws to which any member of the Group are subject or by which any member of the Group or any of their respective properties are bound; or

            (iv) infringe any mortgage, contract or other undertaking or instrument to which any member of the Group is a party or which is binding upon it or its assets, and does not and will not result in the creation of imposition of any encumbrance on any of its assets pursuant to the provisions of any such mortgage, contract or other undertaking or instrument;

      (o) (i) none of the Company nor the Vendor nor any of its or their affiliates (as defined in Rule 501(b) of Regulation D) nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (as defined in Regulation S under the US Securities Act) with respect to the Placing Shares provided that this representation and warranty shall, to the extent that it relates only to actions of the Vendor or its affiliates, be given only by the Vendor; (ii) the Vendor, the Company, their affiliates and any person (other than the Placing Agent) acting on its or their behalf have complied with and will comply with the offering restrictions requirement of Regulation S under the US Securities Act; and (iii) the Company is a "foreign issuer" as such term is defined in Rule 902 under the US Securities Act and is not subject to the reporting requirements of the US Exchange Act;

      (p) neither the Company nor the Vendor nor any of its or their affiliates nor any person acting on its or their behalf has offered or sold, or will offer or sell, any securities under circumstances that would require the registration of any of the Placing Shares under the US Securities Act provided that this representation and warranty shall, to the extent that it relates only to actions of the Vendor or its affiliates, be given only by the Vendor; neither the Company nor the Vendor nor any of its or their affiliates nor any person acting on its or their behalf has engaged or will engage in any form of general solicitation or general advertising within the meaning of Regulation D in connection with the offer or sale of the Placing Shares in the United States provided that this representation and warranty shall, to the extent that it relates only to actions of the Vendor or its affiliates, be given only by the Vendor;

      (q) the Company is not an investment company as defined in the United States Investment Company Act of 1940 and will not become an open-end investment company, unit investment trust or face-amount certificate company that is required to be registered under Section 8 of such Act;

      (r) each of the Vendor and the Company will promptly provide the Placing Agent, at its reasonable request, with all such information known to it or which on reasonable enquiry ought to be known to it relating to the Group or the Vendor as may be required by the Placing Agent in connection with the Placing for the purpose of complying with any applicable law, regulation or direction (including the establishment of any defence to any action under any of the same, whether relating to due diligence or otherwise) or any requirement of the Stock Exchange, the SFC or any other applicable regulatory body;

      (s) the Vendor shall ensure that none of its Associates shall purchase the Placing Shares under the Placing;

      (t) the Vendor has not been, is not and shall not be at any time engage in insider dealing for the purposes of the Securities and Futures Ordinance in connection with the Placing and the related transactions entered into pursuant to this Agreement, neither the Vendor nor any person acting on the Vendor's behalf or under its control has taken or shall take, directly or indirectly, any action designed or which was designed, or which constitutes or has constituted or might reasonable be or have been expected to cause or result in, stabilization or manipulation of the price of any

            Shares or other securities of the Company;

      (u) the Vendor and the Company shall make all appropriate disclosures pursuant to, and shall comply in all respects with, the Listing Rules, the Takeovers Code, the Securities and Futures Ordinance and all other applicable laws and regulations in connection with the Placing; and

      (v) subject to completion of the subscription of the 3,660 million Shares pursuant to the Other Placing Agreement, the Company has sufficient financial resources to satisfy the payment of the balance of the purchase price for the proposed acquisition of a 34.24% attributable interest in Kingsway Hotel Limited described in the announcement of the Company dated 24th November, 2004.

7.9 Warranties repeated: The representations and warranties set out in Clause 7 are given as at the date hereof and shall be deemed to be repeated by Vendor and the Company as at the Placing Completion Date as if given or made at such time, with reference in each case to the facts and circumstances then subsisting. The Vendor undertakes up to and until completion of this Agreement or its earlier termination to notify the Placing Agent of any matter or event coming to its attention prior to the Placing Completion Date which would or would reasonably be considered to render or have rendered any of the representations and warranties made by it set out in Clause 7.1 untrue, inaccurate or misleading in any material respect. The Vendor and the Company shall not, and shall use their respective best endeavours to procure that no member of the Group shall, at any time prior to or on the Placing Completion Date do or omit to do anything which may cause any of the representation and warranties made by it and set out in Clause 7.1 to be untrue in any material respect.

7.10 Indemnity: Each of the Vendor and the Company undertakes on demand to indemnify the Placing Agent or any person appointed as a sub-placing agent pursuant to Clause 2.3 or any of their respective associates (as defined in the Listing Rules) and any of their respective directors and employees which shall have been involved in effecting the Placing (the "Indemnified Parties") against all or any claims, actions, liabilities, demands, proceedings or judgments brought or established against any of the Indemnified Parties by any purchaser of any of the Placing Shares or by any governmental agency, regulatory body or other person, directly or indirectly arising out of or in connection with the Placing and against all losses and all reasonable costs, charges and expenses (including legal fees as they are incurred) which any of the Indemnified Parties may suffer or properly incur (except for any loss, costs, charge or expense suffered or incurred directly or indirectly as a result of or in connection with any fraud, default or negligence on the part of the relevant Indemnified Party or as a result of any breach of any provisions of this Agreement by the relevant Indemnified Party) (including, but not limited to, all such losses, costs charges or expenses suffered or incurred in disputing or defending any Proceedings).

7.11 No claims: No claim shall be made against the Placing Agent or any person, appointed as a sub-placing agent pursuant to Clause 2.3 by the Vendor or the Company to recover any damage, cost, charge or expense which the Vendor or (as the case may be) the Company may suffer or incur by reason of or arising from the carrying out by the Placing Agent of the work to be done by it pursuant hereto or the performance of its obligations hereunder or otherwise in connection with the Placing provided that such damage, cost, charge or expense is not suffered or incurred directly or indirectly as a result of any fraud, default or negligence on the part of the Placing Agent or in connection with a breach by the Placing Agent of the provisions of this Agreement.

7.12 No merger: The foregoing provisions of this Clause 7 shall remain in full force and effect notwithstanding completion of the Placing.

7.13 Undertaking by the Vendor: The Vendor undertakes to accept the Subscription Shares subject to the constitutional documents of the Company and (subject to and conditional upon Subscription Completion) to pay to the Company any interest accrued on the net proceeds from the Placing for the period commencing on the Placing Completion Date and ending on the Subscription Completion Date.

7.14 Moratorium: Each of the Vendor and the Company agrees that it will not, prior to the expiry of 90 days following the Placing Completion Date, offer, issue, allot, sell or otherwise dispose of any other Shares or any securities convertible into or exchangeable or carrying rights to acquire other shares of the Company, or enter into any derivative transaction that has the economic effect of such sale, transfer or disposition, whether settled in cash or otherwise, without the prior written consent of the Placing Agent, provided that none of the foregoing shall prevent the Company from issuing options, rights or Shares pursuant to the Company's Share Option Scheme or upon conversion of the Convertible Note.

8.    TERMINATION

8.3 Termination: Notwithstanding anything contained in this Agreement, if, at any time prior to 12:00 noon on the Placing Completion Date, in the reasonable opinion of the Placing Agent the success of the Placing or the business or financial prospects of the Group would or might be materially adversely affected by:

      (a) any material breach of any of the representations and warranties set out in Clause 7.1; or

      (b)   any of the following events:

            (i) the introduction of any new law or regulation or any change in existing laws or regulations or change in the interpretation or application thereof; or

            (ii) the occurrence of any event, development or change (whether or not local, national or international or forming part of a series of events or changes occurring or continuing before, on and/or after the date hereof and including an event or change in relation to or a development of an existing state of affairs) of a political, military, industrial, financial, economic or other nature, whether or not sui generis with any of the foregoing, resulting in a material adverse change in, or which might be expected to result in a material adverse change in, political, economic or stock market conditions; or

            (iii) the imposition of any moratorium, suspension or material restriction on trading in securities generally on the Stock Exchange occurring due to exceptional financial circumstances or otherwise; or

            (iv) a change or development involving a prospective change in taxation in Hong Kong or the People's Republic of China or the implementation of exchange controls which shall or might materially and adversely affect the Company or its present or prospective shareholders in their capacity as such; or

            (v) any material change or deterioration in the conditions of local, national or international securities markets occurs,

      then and in any such case, the Placing Agent may terminate this Agreement without liability to the Vendor by giving notice in writing to the Vendor, provided that such notice is received prior to 12:00 noon on the Placing Completion Date.

8.4 Termination: In the event that the Placing Agent terminates this Agreement pursuant to Clause 8.1 it shall as soon as practicable thereafter return to the Vendor all Placing Shares received by it pursuant to Clause 4.1 (i) by crediting the CCASS account of the Vendor (as notified by the Vendor to the Placing Agent) or (ii) at the option of the Vendor, by returning share certificates in respect of the Placing Shares to the Vendor at the Vendor's cost, and subject thereto all obligations of each of the Parties under this Agreement, save for Clauses 5 and 7, shall cease and determine and no Party shall have any claim against any other Party in respect of any matter arising out of or in connection with this Agreement except for any breach arising prior to such termination.

9.    GENERAL

9.1 Announcements: Save for the Placing Announcement and save as required by law or by the Stock Exchange or the SFC, the Vendor hereby undertakes to use its best endeavours to procure that no public announcement or communication to the press, the Stock Exchange or the shareholders of the Company concerning the Company and/or its Subsidiaries which is material in relation to the Placing shall be made by or on behalf of the Company between the date hereof and the Placing Completion Date without prior written approval from the Placing Agent as to the content, timing and manner of making thereof, such approval not to be unreasonably withheld or delayed.

9.2 Time of the essence: Any time, date or period mentioned in this Agreement may be extended by mutual agreement between the Vendor and the Placing Agent but, as regards any time, date or period originally fixed or any date or period so extended as aforesaid, time shall be of the essence.

9.3 Waiver: No failure or delay by any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by any Party of any breach of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

9.4 Assignment: The Placing Agent may assign to any person or persons the benefit of the representations, warranties and undertakings contained herein (in whole or in part). No other party hereto shall assign any of its rights under this Agreement (all of which shall be incapable of assignment) or purport to do so. This Agreement shall be binding on and enure for the benefit of each party's successors and permitted assigns.

9.5 Counterparts: This Agreement may be executed in any number of counterparts by the Parties hereto on separate counterparts, each of which when executed shall constitute an original and all of which when taken together shall constitute one and the same document.

10.   NOTICES

10.1 Notices: All notices delivered hereunder shall be in writing in the English language and shall be communicated to the following addresses :-

      If to the Vendor :

      8th Floor, Paul Y. Centre
      51 Hung To Road
      Kwun Tong
      Kowloon
      Hong Kong

      Facsimile         :        852 2537 6591
      Attention         :        The Board of directors

      If to the Company :

      7th Floor, Paul Y. Centre
      51 Hung To Road
      Kwun Tong
      Kowloon
      Hong Kong

      Facsimile         :        852 2542 0298
      Attention         :        Richard Lui

      If to the Placing Agent :

      55th Floor, Cheung Kong Center
      2 Queen's Road Central
      Hong Kong

      Facsimile         :        (852) 2203 7202
      Attention         :        Ian Long

10.2 Deemed service: Any such notice shall be served either by hand or by facsimile. Any notice shall be deemed to have been served, if served by hand, when delivered and if sent by facsimile, on receipt of confirmation of transmission. Any notice received on a day which is not a Business Day shall be deemed to be received on the next Business Day.

11.   GOVERNING LAW

11.1 Hong Kong Law: This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong for the time being in force and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts in connection herewith.

11.2 Vendor's service agent: The Vendor irrevocably appoints Treasureway Services Limited of 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon,, Hong Kong as its process agent to receive on its behalf service of process of any proceedings in Hong Kong. If for any reason the process agent ceases to be able to act as process agent or no longer has an address in Hong Kong, the Vendor irrevocably agrees to appoint a substitute process agent with an address in Hong Kong acceptable to the Placing Agent and to deliver to the Placing Agent a copy of the substitute process agent's acceptance of that appointment within 30 days. In the event that the Vendor fails to appoint a substitute process agent, it shall be effective service for the Placing Agent to serve the process upon the last known address in Hong Kong of the last known process agent for that Vendor notified to the Placing Agent notwithstanding that such process agent is no longer found at such address or has ceased to act provided that a copy of the proceedings is also sent to that the Vendor's current registered office or principal place of business wherever situated. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

AS WITNESS the hands of the duly authorised representatives of the Parties on the day and year first before written.

SIGNED BY                      )
                               )
for and on behalf of           )
CHINA ENTERPRISES LIMITED      )
in the presence of             )

SIGNED BY                      )
                               )
for and on behalf of           )
WING ON TRAVEL (HOLDINGS)      )
LIMITED                        )
in the presence of             )

SIGNED BY                      )
                               )
and                            )
                               )
for and on behalf of           )
DEUTSCHE BANK AG,              )
HONG KONG BRANCH               )
in the presence of             )